EXHIBIT NO. 99


                                                 News Release



   Contact:  Charles Welsh                       FOR IMMEDIATE RELEASE
             410-234-5076
             charles.welsh@bge.com

Media Line: 410 234-7433
www.bge.com

Constellation Power Source Holdings, Inc.
Constellation Nuclear, LLC
Baltimore Gas and Electric Company
Constellation Energy Source, Inc.
BGE Home Products & Services, Inc.



                BGE ANNOUNCES THE AWARDING OF WHOLESALE ELECTRIC
            SUPPLY CONTRACTS FOR THE REST OF THE RATE FREEZE PERIOD
            -------------------------------------------------------

     BALTIMORE, August 24, 2001 -- Baltimore Gas and Electric Company (BGE) announced today that it has executed contracts with Allegheny Energy Supply Company, LLC and Constellation Power Source (CPS) for wholesale electricity to supply its standard offer service customers for the final three years of its electric deregulation transition period.

     "With the awarding of these contracts, BGE has locked in wholesale electric supply that ensures our customers will continue to receive the benefits of the retail price freeze through the transition period without any adverse financial impact on the utility. The wholesale contract prices are no greater than the retail standard offer service rates under our 1999 electric restructuring settlement," said Frank Heintz, President and CEO of Baltimore Gas and Electric Company. "The level of interest in this full and fair bidding process demonstrates there is an active competitive market for wholesale electricity in the Mid-Atlantic region."

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     The contracts were awarded  following a competitive  bidding process during which BGE contacted more than seventy electric suppliers and received offers from a number of suppliers. The Maryland Public Service Commission will review the results of the bidding process. The competitive bidding process is consistent with the 1999 electric restructuring law and settlement agreement approved by the Commission to institute deregulation and customer choice of electric supply in BGE's service territory.

     On July 1, 2000 BGE reduced its rates to residential customers by an average of 6.5% and froze these rates through June 30, 2006. Annual savings to these customers is about $54 million.

     "Allegheny Energy Supply Company, LLC is very pleased at being selected to provide wholesale energy services to back BGE's Standard Offer Service obligation," said Dan Gordon, President of Allegheny Energy Global Markets, LLC, the trading and marketing affiliate of Allegheny Energy Supply. "This type of fully bundled, load following electric service is a strong fit with Allegheny Energy Supply's aim to be a leading merchant of full service wholesale energy products. We think it clearly demonstrates our ability and commitment to develop and manage highly structured energy contracts that imbed both physical and financial risks."

     "We are pleased to be able to continue our relationship with BGE as a wholesale supplier," said Constellation Energy Group Co-President and CPS
President and CEO Charles Shivery. "Constellation has invested heavily in developing wholesale products tailored to meet the complex needs of retail energy providers around the country, and we are delighted to be able to serve a customer like BGE."

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     The contracts  will run from July 1, 2003 to June 30, 2006 and will provide
BGE with electricity to serve those customers who have not elected to receive electricity from an alternative supplier. Under the terms of the contracts Constellation Power Source will provide 90% of BGE's electric supply needs and Allegheny Energy Supply will provide 10%. The contract with Constellation Power Source contains provisions to provide funds to assist BGE's low-income customers during this period.

     "In our 1999 settlement, we made a commitment to our Central Maryland customers to offer electric supply at the lowered fixed rates for up to six years," said Christian H. Poindexter, Chairman and CEO, Constellation Energy Group and Chairman of BGE. "These contracts carry out our commitment."

     "With the signing of these contracts, we have directly addressed the electric supply issue and removed the risk associated with it during the transition phase," said Edward A. Crooke, who will become Chairman, President and CEO of BGE Corp. post-separation. "It is another indication of the financial strength of BGE and the future BGE Corp."

     BGE, which provides service to more than 1.1 million electric customers and nearly 600,000 natural gas customers in Central Maryland, is a subsidiary of Constellation Energy Group (NYSE: CEG), a holding company that also has energy related businesses focused mostly on power marketing, generation and portfolio management. Constellation Power Source, a subsidiary of Constellation Energy Group, provides power marketing and risk and energy portfolio management. Constellation Energy Group reported combined revenues of $3.9 billion and assets of $12.4 billion in 2000.

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     Constellation  Energy  Group has  announced  it  intends  to  separate  its wholesale merchant energy and retail energy businesses into two stand-alone, publicly traded companies as soon as all required approvals and rulings have been obtained. The separation is expected to occur in the fourth quarter of this year.

     Allegheny Energy Supply operates and markets competitive retail and wholesale generation in markets throughout the United States and operates regulated generation for its affiliates. With its recently announced acquisitions and expansion plans, Allegheny Energy Supply will have ownership or control of generating capacity of more than 14,500 MW with assets strategically located throughout the United States.